Exhibit 5

[Letterhead of Anderson & Byrd]

December 1, 2005

The Empire District Electric Company
602 Joplin, P. O. Box 127
Joplin, Missouri 64802

Ladies and Gentlemen:

We are acting as counsel for The Empire District Electric Company, a Kansas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”), of 650,000 shares of the Company’s Common Stock, par value $1.00 (the “Common Stock”), pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”) and the related Preference Stock Purchase Rights (the “Rights”).

We advise you that in our opinion:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Kansas.

2. The Common Stock will have been duly authorized, legally issued, fully paid and non-assessable when the State Corporation Commission of the State of Kansas has issued its order authorizing the issuance and sale of the Common Stock.

3. The issuance of the Rights has been validly authorized by all necessary corporation action on the part of the Company and, when issued in accordance with the Rights Agreement, dated July 26, 2000, as amended, between the Company and Wells Fargo Bank, National Association (as successor to ChaseMellon Shareholder Services, L.L.C.) as Rights Agent, will be validly issued.

We hereby consent to the use of a copy of this opinion as an exhibit to said Registration Statement. We also consent to the use of our name and the making of the statements with respect to our firm in the Registration Statement and the Prospectus constituting a part thereof.

Sincerely,

/s/ James G. Flaherty
James G. Flaherty
jflaherty@abrfh.com